Exhibit 99.1

Monroe Capital Corporation BDC Announces Third Quarter 2020 Results

CHICAGO, IL, November 4, 2020 -- Monroe Capital Corporation (Nasdaq: MRCC) (“Monroe”) today announced its financial results for the third quarter ended September 30, 2020.

Except where the context suggests otherwise, the terms “Monroe,” “we,” “us,” “our,” and “Company” refer to Monroe Capital Corporation.

Third Quarter 2020 Financial Highlights

•	Net Investment Income of $5.6 million, or $0.26 per share

•	Adjusted Net Investment Income (a non-GAAP measure described below) of $5.8 million, or $0.27 per share

•	Net increase in net assets resulting from operations of $15.2 million, or $0.71 per share
•	Net Asset Value (“NAV”) of $230.7 million, or $10.83 per share

•	Paid quarterly dividend of $0.25 per share on September 30, 2020

Chief Executive Officer Theodore L. Koenig commented, “We are pleased to report another quarter of strong financial results. During the third quarter, we reported an increased Net Asset Value and we again fully covered our dividend with Net Investment Income while continuing to reduce leverage, primarily through paydowns on the portfolio. We continue to believe the vast majority of our portfolio companies have strong long-term outlooks. Further, we believe that most all of the companies that have been impacted by the COVID-19 pandemic will recover from the short-term challenges they are facing as a result. We have seen this recovery occur in many of our impacted portfolio companies and expect this recovery to continue. As market volatility resulting from uncertainty related to the impacts of COVID-19 has continued to decline, we saw spreads continue to tighten and valuations for portfolio companies without significant long-term COVID-19 impact once again rebound during the quarter. We expect to redeploy a portion of the proceeds we received from the recent repayments into current yielding assets which should positively contribute to asset growth and earnings in future quarters. As always, we continue to be focused on the interests of our shareholders and will operate with caution and remain focused on generation of Net Investment Income, preservation of capital and creation of shareholder value.”

Monroe Capital Corporation is a business development company affiliate of the award winning private credit investment firm and lender, Monroe Capital LLC.

Management Commentary

In this volatile and uncertain period, we are pleased to report Adjusted Net Investment Income of $5.8 million or $0.27 per share for the quarter ended September 30, 2020. This compares with $12.8 million or $0.62 per share for the quarter ended June 30, 2020. Adjusted Net Investment Income for the quarter ended June 30, 2020 included a one-time benefit of $7.4 million, or $0.36 per share, of previously unrecorded interest and fees associated with our investment in Rockdale. Excluding the impacts of Rockdale, Adjusted Net Investment income was approximately $0.26 per share for the quarter ended June 30, 2020. See Rockdale Blackhawk, LLC below for a detailed discussion of the impacts of the recovery related to the Rockdale investment on our results of operations for the quarter ended June 30, 2020. See Non-GAAP Financial Measure – Adjusted Net Investment Income discussion below.

NAV increased by $0.46 per share, or 4.4%, to $230.7 million or $10.83 per share as of September 30, 2020, compared to $220.6 million or $10.37 per share as of June 30, 2020. The NAV increase of $0.46 per share was primarily the result of net realized and unrealized gains of $9.5 million, or $0.45 per share. Net Investment Income was approximately $0.26 share, slightly above the third quarter dividend of $0.25 per share.

Below are our estimates of the components of the $0.45 increase in per share NAV for the quarter attributable to net realized and unrealized gains:

•	$0.30 of the per share increase in NAV was attributable to broad market movements and tightening of credit spreads in the loan markets. Of that $0.30 per share, approximately $0.21 per share was attributable to names held in the portfolio directly, while approximately $0.09 per share was attributable to our investment in MRCC Senior Loan Fund I, LLC (“SLF”).

•	$0.19 of the per share increase in NAV was attributable to specific credit or fundamental performance of certain underlying portfolio companies.

•	These increases were offset by a $0.04 per share decrease in NAV attributable to other losses, primarily comprised of unrealized losses associated with foreign currency fluctuations on our borrowings denominated in British pounds.

The SLF’s underlying investments are loans to middle-market borrowers that are generally larger than the rest of MRCC’s portfolio, which is focused on lower middle-market companies. These upper middle-market loans held within the SLF experienced higher volatility in valuation during the last three quarters than the rest of the MRCC portfolio. See MRCC Senior Loan Fund below for additional information on SLF. The mark-to-market valuation changes on the SLF portfolio contributed $2.0 million, or $0.09 per share, to the increase in NAV for the third quarter compared with a $4.2 million, or $0.20 per share, increase in the second quarter.

2

During the quarter, MRCC’s regulatory debt-to-equity leverage was reduced from 1.16 times debt-to-equity to 0.90 times, significantly below our March 31, 2020 regulatory leverage of 1.47 times debt-to-equity. The decline in leverage was primarily driven by strong repayment activity during the quarter. We continue to focus on managing our investment portfolio and selectively redeploying capital over time to modestly increase MRCC’s leverage.

Selected Financial Highlights

(in thousands, except per share data)

	September 30, 2020	June 30, 2020
Consolidated Statements of Assets and Liabilities data:	(unaudited)
Investments, at fair value	$522,267	$563,296
Total assets	$552,726	$590,097
Net asset value	$230,683	$220,596
Net asset value per share	$10.83	$10.37

	For the quarter ended
	September 30, 2020	June 30, 2020
Consolidated Statements of Operations data:	(unaudited)
Net investment income	$5,644	$12,636
Adjusted net investment income (1)	$5,769	$12,763
Net gain (loss)	$9,541	$1,598
Net increase (decrease) in net assets resulting from operations	$15,185	$14,234

Per share data:
Net investment income	$0.26	$0.61
Adjusted net investment income (1)	$0.27	$0.62
Net gain (loss)	$0.45	$0.08
Net increase (decrease) in net assets resulting from operations	$0.71	$0.69

(1)	See Non-GAAP Financial Measure – Adjusted Net Investment Income below for a detailed description of this non-GAAP measure and a reconciliation from net investment income to Adjusted Net Investment Income. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.

Portfolio Review

The Company had debt and equity investments in 79 portfolio companies, with a total fair value of $522.3 million as of September 30, 2020, as compared to debt and equity investments in 83 portfolio companies, with a total fair value of $563.3 million, as of June 30, 2020. The Company’s portfolio consists primarily of first lien loans, representing 87.4% of the portfolio as of September 30, 2020, and 89.5% of the portfolio as of June 30, 2020. As of September 30, 2020, the weighted average contractual and effective yield on the Company’s debt and preferred equity investments was 7.6% and 7.6%, respectively, as compared to the weighted average contractual and effective yield of 7.7% and 7.7%, respectively, as of June 30, 2020. Portfolio yield is calculated only on the portion of the portfolio that has a contractual coupon and therefore does not account for dividends on equity investments (other than preferred equity). As of September 30, 2020, 5.2% of the Company’s total investments at fair value were on non-accrual as compared to 4.7% as of June 30, 2020.

3

Financial Review

Net Investment Income for the quarter ended September 30, 2020 totaled $5.6 million, or $0.26 per share, compared to $12.6 million, or $0.61 per share, for the quarter ended June 30, 2020. Adjusted Net Investment Income was $5.8 million, or $0.27 per share, for the quarter ended September 30, 2020, compared to $12.8 million, or $0.62 per share, for the quarter ended June 30, 2020. Investment income for the quarter ended September 30, 2020 totaled $13.4 million, compared to $20.6 million for the quarter ended June 30, 2020. The $7.2 million decrease during the quarter was primarily the result of the inclusion of a one-time benefit of $7.4 million of previously unrecorded interest and fee income associated with the Company’s investment in Rockdale during the quarter ended June 30, 2020. Total expenses for the quarter ended September 30, 2020 totaled $7.7 million, compared to $8.0 million for the quarter ended June 30, 2020. The $0.3 million decrease during the quarter was primarily driven by lower interest expense as a result of lower average debt outstanding. Incentive fees were fully limited due to the total return requirement during the quarters ended September 30, 2020 and June 30, 2020. Please refer to the Company’s Form 10-Q for additional information on the incentive fee calculation.

Net gain (loss) was $9.5 million for the quarter ended September 30, 2020, compared to $1.6 million for the quarter ended June 30, 2020. During the quarter ended September 30, 2020, credit spreads tightened and U.S. loan prices continued to rebound. The Company’s portfolio increased in value by 0.9%, from 89.7% of amortized cost as of June 30, 2020 to 90.6% of amortized cost as of September 30, 2020.

Net increase (decrease) in net assets resulting from operations was $15.2 million, or $0.71 per share, for the quarter ended September 30, 2020, compared to $14.2 million, or $0.69 per share, for the quarter ended June 30, 2020.

Liquidity and Capital Resources

At September 30, 2020, the Company had $4.4 million in cash, $19.1 million in restricted cash at Monroe Capital Corporation SBIC LP (“MRCC SBIC”), $99.4 million of debt outstanding on its revolving credit facility, $109.0 million of debt outstanding on its 2023 Notes, and $115.0 million in outstanding Small Business Administration (“SBA”) debentures. As of September 30, 2020, the Company had approximately $155.6 million available for additional borrowings on its revolving credit facility, subject to borrowing base availability. The amendment the Company closed on its revolving credit facility on May 21, 2020 included certain temporary restrictions on the utilization of cash during the COVID-19 relief period.  The Company exited the COVID-19 relief period during the three months ended September 30, 2020 and as such the Company is no longer subject to those restrictions.

4

SBIC Subsidiary

As of September 30, 2020, MRCC SBIC had $57.6 million in leverageable capital, $19.1 million in cash and $137.3 million in investments at fair value. Additionally, MRCC SBIC has fully drawn all available debentures and as of September 30, 2020 had $115.0 million in SBA debentures outstanding. The SBA debentures are long-term, fixed rate financing with the advantage of being excluded from the Company’s 150% asset coverage test under the Investment Company Act of 1940.

MRCC Senior Loan Fund

SLF is a joint venture with NLV Financial Corporation (“NLV”), the parent of National Life Insurance Company. SLF invests primarily in senior secured loans to middle market companies in the United States. The Company and NLV have each committed $50.0 million of capital to the joint venture. As of September 30, 2020, the Company had made net capital contributions of $42.2 million in SLF with a fair value of $37.5 million, as compared to net capital contributions of $42.2 million in SLF with a fair value of $35.6 million at June 30, 2020. During the quarter ended September 30, 2020, the Company received an income distribution from SLF of $1.1 million, compared to the $0.9 million received during the quarter ended June 30, 2020. As discussed earlier, the SLF’s underlying investments are loans to middle-market borrowers that are generally larger than the rest of MRCC’s portfolio which is focused on lower middle-market companies. These upper middle-market loans held within the SLF experienced higher volatility in valuation during the quarter than the rest of the MRCC portfolio. The SLF’s portfolio increased value by 1.2% during the quarter, from 93.6% of amortized cost as of June 30, 2020 to 94.8% of amortized cost as of September 30, 2020.

As of September 30, 2020, SLF had total assets of $216.7 million (including investments at fair value of $207.0 million), total liabilities of $141.7 million (including borrowings under the $170.0 million secured revolving credit facility with Capital One, N.A. (the “SLF Credit Facility”) of $142.1 million) and total members’ capital of $75.0 million. As of June 30, 2020, SLF had total assets of $224.4 million (including investments at fair value of $219.0 million), total liabilities of $153.3 million (including borrowings under the SLF Credit Facility of $153.7 million) and total members’ capital of $71.1 million.

Rockdale Blackhawk, LLC

In May 2020, an arbitrator issued a final award in favor of the estate of Rockdale (the “Estate”) in the legal proceeding between the Estate and a national insurance carrier. In June 2020, the Company received $33.1 million as an initial payment of proceeds from the legal proceedings from the Estate, of which $19.5 million was recorded as a reduction in the cost basis of the Company’s investment in Rockdale, $3.9 million was recorded as the collection of previously accrued interest, $7.4 million, or $0.36 per share, was recorded as investment income for previously unaccrued interest and fees and $2.3 million, or $0.11 per share, was recorded as realized gains. Additionally, as an offset, the Company recorded net change in unrealized (loss) of ($8.2) million, or ($0.40) per share, primarily as a result of the reversal associated with the collection of proceeds from the Estate. Total net income associated with the Company’s investment in Rockdale was $1.5 million, or $0.07 per share, during the quarter ended June 30, 2020. As of September 30, 2020, the Company’s has a remaining investment in Rockdale associated with residual proceeds currently expected from the Estate of $1.8 million.

5

Non-GAAP Financial Measure – Adjusted Net Investment Income

On a supplemental basis, the Company discloses Adjusted Net Investment Income (including on a per share basis) which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted Net Investment Income represents net investment income, excluding the net capital gains incentive fee and income taxes. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted Net Investment Income is a useful indicator of operations exclusive of any net capital gains incentive fee as net investment income does not include gains associated with the capital gains incentive fee.

The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted Net Investment Income for the periods presented:

	For the quarter ended
	September 30, 2020		June 30, 2020
	Amount	Per Share Amount	Amount	Per Share Amount
	(in thousands, except per share data)
Net investment income	$5,644	$0.26	$12,636	$0.61
Net capital gains incentive fee	—	—	—	—
Income taxes, including excise taxes	125	0.01	127	0.01
Adjusted Net Investment Income	$5,769	$0.27	$12,763	$0.62

Adjusted Net Investment Income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted Net Investment Income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

6

Third Quarter 2020 Financial Results Conference Call

The Company will host a webcast and conference call to discuss these operating and financial results on Thursday, November 5, 2020 at 2:00 pm ET. The webcast will be hosted on a webcast link located in the Investor Relations section of the Company’s website at http://ir.monroebdc.com/events.cfm. To participate in the conference call, please dial (877) 312-8807 approximately 10 minutes prior to the call. Please reference conference ID #3244793.

For those unable to listen to the live broadcast, the webcast will be available for replay on the Company’s website approximately two hours after the event.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-Q for the quarter ended September 30, 2020 to be filed with the Securities and Exchange Commission (www.sec.gov) on November 4, 2020.

7

MONROE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	September 30, 2020	June 30, 2020
	(unaudited)
ASSETS
Investments, at fair value:
Non-controlled/non-affiliate company investments	$406,702	$458,276
Non-controlled affiliate company investments	78,041	69,465
Controlled affiliate company investments	37,524	35,555
Total investments, at fair value (amortized cost of: $576,340 and $627,842, respectively)	522,267	563,296
Cash	4,405	7,443
Restricted cash	19,073	13,393
Unrealized gain on foreign currency forward contracts	—	15
Interest receivable	5,822	4,859
Other assets	1,159	1,091
Total assets	552,726	590,097

LIABILITIES
Debt:
Revolving credit facility	99,351	146,016
2023 Notes	109,000	109,000
SBA debentures payable	115,000	115,000
Total debt	323,351	370,016
Less: Unamortized deferred financing costs	(7,566)	(7,988)
Total debt, less unamortized deferred financing costs	315,785	362,028
Interest payable	1,691	2,683
Unrealized loss on foreign currency forward contracts	40	—
Management fees payable	2,414	2,434
Accounts payable and accrued expenses	2,075	2,356
Directors' fees payable	38	—
Total liabilities	322,043	369,501
Net assets	$230,683	$220,596

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value, 100,000 shares authorized, 21,304 and 21,270 shares
issued and outstanding, respectively	$21	$21
Capital in excess of par value	295,344	295,116
Accumulated undistributed (overdistributed) earnings	(64,682)	(74,541)
Total net assets	$230,683	$220,596
Net asset value per share	$10.83	$10.37

8

MONROE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the quarter ended
	September 30, 2020	June 30, 2020
	(unaudited)
Investment income:
Non-controlled/non-affiliate company investments:
Interest income	$9,992	$14,461
Payment-in-kind interest income	553	855
Dividend income	5	(92)
Fee income	26	2,823
Total investment income from non-controlled/non-affiliate company investments	10,576	18,047
Non-controlled affiliate company investments:
Interest income	659	45
Payment-in-kind interest income	1,010	1,609
Dividend income	40	41
Total investment income from non-controlled affiliate company investments	1,709	1,695
Controlled affiliate company investments:
Dividend income	1,100	900
Total investment income from controlled affiliate company investments	1,100	900
Total investment income	13,385	20,642

Operating expenses:
Interest and other debt financing expenses	4,358	4,555
Base management fees	2,414	2,434
Professional fees	201	322
Administrative service fees	321	314
General and administrative expenses	284	214
Directors' fees	38	40
Total expenses	7,616	7,879
Net investment income before income taxes	5,769	12,763
Income taxes, including excise taxes	125	127
Net investment income	5,644	12,636

Net gain (loss):
Net realized gain (loss):
Non-controlled/non-affiliate company investments	(10)	2,461
Foreign currency forward contracts	(15)	22
Foreign currency and other transactions	3	(1)
Net realized gain (loss)	(22)	2,482

Net change in unrealized gain (loss):
Non-controlled/non-affiliate company investments	3,048	(5,220)
Non-controlled affiliate company investments	5,456	98
Controlled affiliate company investments	1,969	4,230
Foreign currency forward contracts	(55)	(24)
Foreign currency and other transactions	(855)	32
Net change in unrealized gain (loss)	9,563	(884)

Net gain (loss)	9,541	1,598

Net increase (decrease) in net assets resulting from operations	$15,185	$14,234

Per common share data:
Net investment income per share - basic and diluted	$0.26	$0.61
Net increase (decrease) in net assets resulting from operations per share - basic and diluted	$0.71	$0.69
Weighted average common shares outstanding - basic and diluted	21,303	20,637

9

Additional Supplemental Information:

The composition of the Company’s investment income was as follows (in thousands):

	For the quarter ended
	September 30, 2020	June 30, 2020

Interest income	$10,179	$13,531
Payment-in-kind interest income	1,563	2,464
Dividend income	1,145	849
Fee income	26	2,823
Prepayment gain (loss)	192	639
Accretion of discounts and amortization of premiums	280	336
Total investment income	$13,385	$20,642

The composition of the Company’s interest expense and other debt financing expenses was as follows (in thousands):

	For the quarter ended
	September 30, 2020	June 30, 2020

Interest expense - revolving credit facility	$1,218	$1,488
Interest expense - 2023 Notes	1,567	1,567
Interest expense - SBA debentures	991	980
Amortization of deferred financing costs	582	520
Total interest and other debt financing expenses	$4,358	$4,555

10

ABOUT MONROE CAPITAL CORPORATION
Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroecap.com.

ABOUT MONROE CAPITAL LLC

Monroe Capital LLC (“Monroe”) is a private credit asset management firm specializing in direct lending and opportunistic private credit investing. Since 2004, the firm has provided private credit solutions to borrowers in the U.S. and Canada. Monroe’s middle market lending platform provides debt financing to businesses, special situation borrowers, and private equity sponsors. Investment types include cash flow, enterprise value and asset-based loans; unitranche financings; and equity co-investments. Monroe is committed to being a value-added and user-friendly partner to business owners, senior management, and private equity and independent sponsors. The firm is headquartered in Chicago and maintains offices in Atlanta, Boston, Los Angeles, New York, and San Francisco.

Monroe has been recognized by Creditflux as the 2020 Best U.S. Direct Lending Fund; Pension Bridge as the 2020 Private Credit Strategy of the Year; Global M&A Network as the 2020 Small Middle Markets Lender of the Year; Private Debt Investor as the 2018 Lower Mid-Market Lender of the Year; M&A Advisor as the 2016 Lender Firm of the Year; and the U.S. Small Business Administration as the 2015 Small Business Investment Company (SBIC) of the Year. For more information, please visit www.monroecap.com.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE:	Monroe Capital Corporation

Investor Contact:	Aaron D. Peck
Chief Investment Officer and Chief Financial Officer
Monroe Capital Corporation
(312) 523-2363
Email: apeck@monroecap.com

Media Contact:	Caroline Collins
BackBay Communications
(617) 963-0065
Email: caroline.collins@backbaycommunications.com

11